EXHIBIT 10.1

CHANGE-IN-CONTROL PROTECTIVE AGREEMENT

THIS AGREEMENT entered into this 3rd day of October, 2008 (the “Effective Date”), by and between FIRST SOUTH BANK (the “Bank”), FIRST SOUTH BANCORP, INC. (the “Company”), and J. RANDALL WOODSON (the “Employee”).

WHEREAS, the Bank and the Company recognize the value of the Employee’s contribution to the Bank and the Company and wish to protect his position therewith for the period provided in this Agreement in the event of a Change in Control (as defined herein); and

WHEREAS, the parties desire by this writing to set forth their understanding as to their respective rights and obligations in the event a Change of Control occurs.

NOW, THEREFORE, in consideration of the foregoing and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1. Defined Terms

When used anywhere in the Agreement, the following terms shall have the meaning set forth herein.

(a) “Change in Control” means a change in control as defined in Section 409A of the Code and the rules, regulations and guidance of general application thereunder issued by the Department of Treasury, including: (i) the acquisition by any person (or persons acting as a group) of ownership, holding or power to vote more than 25% of the voting stock of the Bank or the Company, (ii) the acquisition of the ability to control the election of a majority of the Bank’s or the Company’s directors, (iii) the acquisition of a controlling influence over the management or policies of the Bank or of the Company, or (iv) during any period of two consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board of Directors of the Bank or of the Company (the “Existing Board”) cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. For purposes of this paragraph only, the term “person” refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and as interpreted through applicable rulings and regulations in effect from time to time.

(c) “Code §280G Maximum” shall mean the product of 2.99 and the Employee’s “base amount” as defined in Code §280G(b)(3).

(d) “Good Reason” shall mean any of the following events, which has not been consented to in advance by the Employee in writing: (i) the requirement that the Employee move his personal residence, or perform his principal executive functions, more than thirty (30) miles from his primary office as of the date of the Change in Control; (ii) a material reduction in the Employee’s base compensation as in effect on the date of the Change in Control or as the same may be increased from time to time; (iii) the failure by the Bank or the Company to continue to provide the Employee with compensation and benefits provided for on the date of the Change in Control, as the same may be increased from time to time, or with benefits substantially similar to those provided to him under any of the employee benefit plans in which the Employee now or hereafter becomes a participant, or the taking of any action by the Bank or the Company which would directly or indirectly reduce any of such benefits or deprive the Employee of any material fringe benefit enjoyed by him at the time of the Change in Control; (iv) the assignment to the Employee of duties and responsibilities materially different from those normally associated with his position; (v) a failure to elect or reelect the Employee to the Board of Directors of the Bank or the Company, if the Employee is serving on such Board on the date of the Change in Control; (vi) a material diminution or reduction in the Employee’s responsibilities or authority (including reporting responsibilities) in connection with his employment with the Bank or the Company; or (vii) a material reduction in the secretarial or other administrative support of the Employee.

(e) “Just Cause” shall mean, in the good faith determination of the Bank’s Board of Directors, the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause. No act, or failure to act, on the Employee’s part shall be considered “willful” unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank and the Company. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Just Cause unless there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the membership of the Bank’s Board of Directors at a meeting called and held for that purpose (after reasonable notice to the Employee and an opportunity for the Employee to be heard before the Board), finding that in the good faith opinion of the Board the Employee was guilty of conduct and specifying the particulars thereof in detail.

(f) “Protected Period” shall mean the period that begins on the date six months before a Change in Control and ends on the later of the second annual anniversary of the Change in Control or the expiration date of this Agreement.

2. Trigger Events

The Employee shall be entitled to collect the severance benefits set forth in Section 3 of this Agreement in the event that (i) the Employee voluntarily terminates employment within 90 days of an event that both occurs during the Protected Period and constitutes Good Reason, or (ii) the Bank, the Company, or their successor(s) in interest terminate the Employee’s employment for any reason other than Just Cause during the Protected Period.

Notwithstanding the foregoing, the Employee must give notice to the Bank or the Company of the existence of one or more of the conditions that qualify as Good Reason within sixty (60) days after the initial existence of the condition, and the Bank or the Company shall have thirty (30) days thereafter to remedy the condition. In addition, the Employee’s voluntary termination due to Good Reason must occur within six (6) months after the initial existence of a condition qualifying as a Good Reason.

3. Severance Benefit

(a) If the Employee becomes entitled to collect severance benefits pursuant to Section 2 hereof, the Bank shall pay the Employee a severance benefit equal to one (1) times the Employee’s base annual salary at the rate in effect when the Protected Period begins. Said sum shall be paid in one lump sum within ten (10) days of the later of the date of the Change in Control or the Employee’s last day of employment with the Bank or the Company. In no event, however, will this amount the Employee receives under this Agreement exceed the difference between (i) the Code §280G Maximum and (ii) the sum of any other “parachute payments” (as defined under Code §280G(b)(2)) that the Employee receives on account of the Change in Control.

(b) In the event that the Employee and the Bank agree that the Employee has collected an amount exceeding the Code §280G Maximum, the parties may jointly agree in writing that such excess shall be treated as a loan ab initio which the Employee shall repay to the Bank, on terms and conditions mutually agreeable to the parties, together with interest at the applicable federal rate provided for in Section 7872(f)(2)(B) of the Code.

(c) If when employment termination occurs the Employee is a “specified employee” within the meaning of Section 409A of the Code, if the cash severance payment under Section 3(a) would be considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, the Employee’s continued base salary under Section 3(a) for the first six months after employment termination shall be paid to the Employee in a single lump sum without interest on the first day of the seventh (7th) month after the month in which the Employee’s employment terminates. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.

4. Term of the Agreement

This Agreement shall remain in effect for the period commencing on the Effective Date and ending on the earlier of (i) the date 12 months after the Effective Date, or (ii) the date on which the Employee terminates employment with the Bank; provided that the Employee’s rights hereunder shall continue following the termination of this employment with the Bank under any of the circumstances described in Section 2 hereof. Additionally, on each annual anniversary date from the Effective Date, the term of this Agreement shall be extended for an additional one-year period beyond the then effective expiration date provided the Board of Directors of the Bank determines in a duly adopted resolution that the performance of the Employee has met the requirements and standards of the Board, and that this Agreement shall be extended.

5. Termination or Suspension Under Federal Law

(a) Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payouts.

(b) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the parties shall not be affected.

(c) If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations under this Agreement shall terminate as of the date of default; however, this Paragraph shall not affect the vested rights of the parties.

(d) If a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)) suspends and/or temporarily prohibits the Employee from participating in the conduct of the Bank’s affairs, the Bank’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

6. Expense Reimbursement

In the event that any dispute arises between the Employee and the Bank as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action that the Employee takes to enforce the terms of this Agreement or to defend against any action taken by the Bank or the Company, the Employee shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, provided that the Employee shall obtain a final judgment in favor of the Employee in a court of competent jurisdiction or in binding arbitration under the rules of the American Arbitration Association. Such reimbursement shall be paid within ten (10) days of Employee’s furnishing to the Bank or the Company written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by the Employee.

7. Successors and Assigns; Source of Payments

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank or Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank or Company.

(b) Since the Bank is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

(c) The payments and benefits due the Employee under this Agreement, if any, shall be paid or provided by the Bank; provided, however, that the Company agrees that it shall be jointly or severally liable with the Bank for the payment of all amounts and the provision of all benefits due the Employee under any provision of this Agreement.

8. Amendments

No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

9. Applicable Law

Except to the extent preempted by federal law, the laws of the State of North Carolina shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

10. Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

11. Entire Agreement

This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on October 3, 2008.

ATTEST:	FIRST SOUTH BANK

/s/ William L. Wall	By: /s/ Thomas A. Vann
Secretary	President

ATTEST:	FIRST SOUTH BANCORP, INC.

/s/ William L. Wall	By: /s/ Thomas A. Vann
Secretary	President

WITNESS:	EMPLOYEE

/s/ Kristie W. Hawkins	/s/ J. Randall Woodson
J. Randall Woodson